Exhibit 99.1
ALTA MESA HOLDINGS, LP ANNOUNCES COMPLETION OF
MERGER WITH MERIDIAN RESOURCE CORPORATION
Houston, Texas — May 13, 2010 — Alta Mesa Holdings, LP announced today the completion of its merger with Meridian Resource Corporation. On May 10, approximately 67.6% of Meridian’s outstanding shares were voted in favor of the merger. Under the terms of the merger agreement, Meridian’s pre-closing stockholders are entitled to receive $0.33 in cash for each share of common stock that they owned immediately prior to the effective time of the merger. Pre-closing stockholders who held shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be processed with the paying agent by the bank or broker. Letters of transmittal allowing Meridian’s pre-closing registered stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly. With the closing of the transaction, The Meridian Resource Corporation (TMR) stock will no longer trade on the NYSE and will be delisted.
Alta Mesa Holdings, LP is a privately held oil and gas exploration company and is located at 15415 Katy Freeway, Suite 800 in Houston Texas 77095. The main phone number is 281-530-0991.
Forward Looking Statements
Statements identified by the words “expects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties regarding the transactions described that may cause actual future activities and results to be materially different from those suggested or described in this press release. Risks and uncertainties regarding the proposed merger with Alta Mesa Holdings, LP and the other transactions described include, but are not limited to, the possibility that the closing of the merger does not occur, either due to the failure of closing conditions, including the approval of the shareholders of Meridian, rights of the parties to terminate the merger agreement, or other reasons; risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the outcome of legal proceedings that have been, or may be, initiated against Meridian related to the merger and the amount of the costs, fees, expenses and charges related to the merger. Other risks relating to Meridian are described in Meridian’s documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K, as amended, for the year ended December 31, 2009 and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q, including risks associated with our default under our credit facility and other lending arrangements.